Exhibit 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
June 7, 2007
Time Warner Cable Inc.
North Tower, One Time Warner Center
New York, NY 10019
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Time Warner Cable Inc., a Delaware corporation (the “Company”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”), and TW NY Cable Holding Inc., a Delaware corporation (“TW NY Holding” and, together with TWE, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s (i) $1,500,000,000 in aggregate principal amount of 5.40% Notes due 2012 (the “2012 Exchange Notes), (ii) $2,000,000,000 in aggregate principal amount of 5.85% Notes due 2017 (the “2017 Exchange Notes”) and (iii) $1,500,000,00 in aggregate principal amount of 6.55% Debentures due 2037 (the “2037 Exchange Debentures” and, together with the 2012 Exchange Notes and the 2017 Exchange Notes, the “Exchange Debt Securities”) and the guarantees of the Exchange Debt Securities by the Guarantors (the “Guarantees”).
     The Exchange Debt Securities and the Guarantees are to be offered in exchange for the Company’s outstanding (i) $1,500,000,000 in aggregate principal amount of 5.40% Notes due 2012 (the “2012 Initial Notes), (ii) $2,000,000,000 in aggregate principal amount of 5.85% Notes due 2017 (the “2017 Initial Notes”) and (iii) $1,500,000,00 in aggregate principal amount of 6.55% Debentures due 2037 (the “2037 Initial Debentures” and, together with the 2012 Initial Notes and the 2017 Initial Notes, the “Initial Debt Securities”) and the guarantees of the Initial Debt Securities by the Guarantors. The Exchange Debt Securities and the Guarantees will be issued by the Company in accordance with the terms of the Indenture (the “Base Indenture”), dated as of April 9, 2007, among the Company, the Guarantors and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of April 9, 2007, among the Company, the Guarantors and the Bank of New York (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement;

     2. the Indenture, including as exhibits to the Supplemental Indenture the form of Exchange Debt Securities and the related Guarantees, included as Exhibit 4.17 to the Registration Statement; and
     3. the Registration Rights Agreement, dated as of April 9, 2007 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers parties thereto on behalf of the other initial purchasers named therein, included as Exhibit 4.21 to the Registration Statement.
In addition, we have examined (i) such corporate records of the Company and TW NY Holding and such partnership records of TWE that we have considered appropriate, including a copy of the certificate of incorporation, as amended or restated, and by-laws, as amended or restated, of the Company and TW NY Holding and the certificate of limited partnership, as amended or restated, and partnership agreement, as amended or restated, of TWE, each certified by the Company and each such Guarantor as in effect on the date of this letter, (ii) the organizational documents of the general partners of TWE and their direct or indirect general partners or managing or sole members (collectively, the “TWE General Partners”), (iii) copies of resolutions of the board of directors of the Company, the sole director of TW NY and the TWE General Partners relating to the issuance of the Exchange Debt Securities and the Guarantees, certified by the Company and such Guarantors and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Debt Securities and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Debt Securities and Guarantees will be in substantially the form attached to the Supplemental Indenture and that any information omitted from such form will be properly added.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:
     1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Debt Securities as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Debt Securities will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Debt Securities may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     2. When the Exchange Debt Securities are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Debt Securities as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP